Exhibit 5










                     EXTRACT PRODUCTION AGREEMENT

                             BY AND AMONG

                       CADBURY BEVERAGES INC.,

                         THE SEVEN-UP COMPANY

                                 AND

                          DR PEPPER COMPANY

                          TABLE OF CONTENTS


  1.   PRODUCTS . . . . . . . . . . . . . . . . . . . . . . . .   1
       --------
  2.   STANDARDS  . . . . . . . . . . . . . . . . . . . . . . .   1
       ---------

  3.   TERM . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       ----
  4.   PRODUCTION . . . . . . . . . . . . . . . . . . . . . . .   2
       ----------

  5.   PAYMENT/PRICE  . . . . . . . . . . . . . . . . . . . . .   2
       -------------
  6.   ADJUSTMENT OF STANDARDS  . . . . . . . . . . . . . . . .   3
       -----------------------

  7.   WASTE TOLERANCE  . . . . . . . . . . . . . . . . . . . .   3
       ---------------
  8.   MATERIALS AND EQUIPMENT  . . . . . . . . . . . . . . . .   3
       -----------------------

  9.   REGULATORY COMPLIANCE  . . . . . . . . . . . . . . . . .   3
       ---------------------
  10.  TITLE TO PRODUCT . . . . . . . . . . . . . . . . . . . .   3
       ----------------

  11.  CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . .   4
       ------------------------
  12.  ADULTERATED/MISBRANDED . . . . . . . . . . . . . . . . .   6
       ----------------------

  13.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . .   6
       ---------------
  14.  RECORDS AND AUDIT  . . . . . . . . . . . . . . . . . . .   7
       -----------------

  15.  FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . . .   7
       -------------
  16.  DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . .   8
       -------

  17.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . .   8
       ----------
  18.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . .   8
       -------

  19.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . .   8
       ----------------
  20.  SEVERABLE CONDITIONS . . . . . . . . . . . . . . . . . .   9
       --------------------

  21.  BINDING AGREEMENT  . . . . . . . . . . . . . . . . . . .   9
       -----------------
  22.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . .   9
       -------------

  EXHIBIT "A"

  EXHIBIT "B"

  EXHIBIT "C"

                     EXTRACT PRODUCTION AGREEMENT


       This EXTRACT PRODUCTION AGREEMENT (the "Agreement"), dated as of April 24, 1992, by and among CADBURY BEVERAGES INC., a Delaware corporation, having its principal offices in Stamford, Connecticut ("Company"), THE SEVEN-UP COMPANY, a Delaware corporation, having its principal offices in Dallas, Texas ("Seven-Up"), and DR PEPPER COMPANY, a Delaware corporation, having its principal offices located in Dallas, Texas ("Dr Pepper" and, together with Seven-Up, "Processor").


                         W I T N E S S E T H:
                         -------------------

       WHEREAS, the Company wishes to have Processor manufacture and process certain products for the Company and its subsidiaries at Processor's manufacturing plant (the "Plant") and, accordingly, in consideration of the promises hereinafter set forth, the parties hereto agree as follows:

       1.   PRODUCTS:   Subject to the terms and conditions hereof,
            --------
  the Processor shall prepare, manufacture, process, package and load for shipping the product(s) (collectively the "Products" and individually a "Product") of the Company and its subsidiaries listed in the Manual (as hereinafter defined).

       2.   STANDARDS:   The Processor agrees to produce the
            ---------
  Products in accordance with written formulae, instructions, specifications, quality assurance standards and policies listed in the Manufacturing/Technical Manuals (collectively, the "Manual"), which Manual will be agreed among the parties from time to time and which will address the operating procedures set forth in Exhibit A hereto. Any inconsistencies between this Agreement and the Manual shall be controlled by and determined in accordance with the provisions of the Manual. The Manual and this Agreement may be amended from time to time during the term hereof only by written agreement between the Company and Processor, which amendment must be signed by the then respective Presidents of Company and Processor, or Vice President, Concentrate Manufacturing of Company and Senior Vice President - Operations of Processor. No course of dealings between Company and Processor during the term of this Agreement shall be deemed to amend the terms and conditions contained herein or in the Manual.

       3.   TERM:     This Agreement shall be effective as of
            ----
  January 1, 1993, and shall, upon such effective date, terminate and supersede the Extract Production Agreement by and between Company and Dr Pepper dated May 26, 1989. This Agreement shall continue for a period of not less than four (4) years; provided, however, that either party may terminate this Agreement at any time after December 31, 1996 upon giving not less than twenty-four (24) months prior written notice of termination to the other party hereto. Upon the termination of this Agreement, Company shall purchase from



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
  ingredients purchased solely for Company's Products), packaging and packaged intermediate Products, at Processor's cost.

       4.   PRODUCTION:  The Company agrees to purchase from the Processor
            ----------
  all of its requirements for the sale of the Products in the United States during the term of this Agreement. Processor agrees to use its best efforts to supply the Company's non-United States operations in the event the Company's plant operations located in Ireland, Canada or Ecuador are disrupted by force majeure as defined in Section 15 hereof.

       5.   PAYMENT/PRICE:  The manufacturing fee shall be as set
            -------------
  forth below. Processor shall forward to the Company each month an invoice showing the payment due for all Products packed during the preceding month. The Company agrees to pay that invoice with ten (10) days of receipt of same.


            (a) All Products produced on or after January 1, 1993 shall be subject to the following manufacturing fees:

                  (i) a "Tolling Charge" as set forth on Exhibit "B" hereto, which Tolling Charge will be renegotiated as of December 31, 1996 if the Agreement is still in effect.

                 (ii) estimated costs for all ingredients. Variances from standard costs will be provided monthly for Raw Material, Major Product Ingredients, Packaging and Commingled Ingredients, as each is defined in the Manual. Fees paid to Processor will reflect the standard costs adjusted for variances; and

                (iii) all taxes and freight charges paid by Processor in connection with its performance under the Agreement, except any such charges as are paid by Company on behalf of Processor and any taxes based upon the income of Processor.

            (b) Additionally, Company agrees to pay Processor the carrying cost for owning all raw materials, packaging materials, finished product and other inventories purchased or held by Processor under this Agreement for the benefit of Company at the prime rate publicly announced by Bankers Trust Company, New York, NY, from time to time, plus one and one-half percent (1 1/2%). In this regard, Processor agrees to maintain separately from any other such inventories Processor may have on hand, all raw materials, packaging materials, finished product and other inventories for use in the


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




                 Products, including any inventories of aspartame or sucralose supplied by the Company.

       6.   ADJUSTMENT OF STANDARDS:   The Company reserves the
            -----------------------
  right to alter the packing specifications and formulae of the Products and the formulae or specifications of the materials it supplies. If any such alteration results in increased or decreased costs to Processor, the manufacturing fees described in
  Section 5 hereof shall be adjusted upward or downward, as the case may be, to reflect such actual increase or decrease.

       7.   WASTE TOLERANCE:   In calculating costs of raw
            ---------------
  materials, Processor may allow for actual shrinkage not to exceed one (1%) per cent of the total cost of raw materials, including aspartame, used. Any waste in excess of one percent (1%) shall be at Processor's sole expense. Products rejected as unacceptable by Company shall not be included in production figures used to determine excess waste. Processor shall reimburse the Company for the full cost of any Products produced by Processor that are unacceptable because of failure of the Products to meet the standards specified by the Company.
  Rejected Products shall be destroyed or disposed of as the Company may direct at sole expense of Processor.

       8.   MATERIALS AND EQUIPMENT:   The Processor agrees to
            -----------------------
  supply, at its sole cost and expense, all of the required equipment and facilities necessary to perform its obligations under this Agreement. Attached as Exhibit "C" hereto is a list of equipment located at the Plant but which the parties acknowledge is and remains the property of the Company.

       9.   REGULATORY COMPLIANCE:   The Processor shall follow
            ---------------------
  good manufacturing practices in the production of the Products and shall comply with all applicable local, state and federal laws and regulations governing the production, packaging and labeling of the Products, as well as applicable environmental or similar laws governing the handling, transportation and disposal of all waste or other materials and all applicable laws governing wages and conditions, workmen's compensation, and transportation laws. Notwithstanding the foregoing, compliance with all applicable laws and regulations with respect to materials, ingredients and formulae furnished by the Company and the labeling and/or packaging thereof (including any applicable environmental or similar laws) shall be the sole responsibility of the Company, and the Company shall save and hold the Processor harmless from any claim or liability based upon noncompliance with such laws and regulations, provided such claim or liability does not arise from acts or omissions of the Processor.

       10.  TITLE TO PRODUCT:   Except for aspartame, for which
            ----------------
  title and risk of loss shall remain with the Company at all times, title and risk of loss to materials furnished, supplied, or purchased by Processor pursuant to the provisions of this Agreement shall remain with Processor until said materials are converted into the final Products and delivered to the Company or carrier. Title to




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






  Products and risk of loss thereto shall pass to the Company at the time of delivery and acceptance of Products by the Company or a carrier at Processor's Plant, whichever first occurs.

       11.  CONFIDENTIAL INFORMATION:
            ------------------------

            (a) (a) Processor and Company shall treat and maintain, as the other's confidential property,
                 (b) shall not use (except in the course of its operations under this Agreement and then only on a confidential basis), in any form or manner, (c) shall not duplicate without the prior written consent of the other parties hereto and (d) shall not disclose, in whole or in part, to any third party (other than the officers and employees of the other party hereto to whom disclosure is permitted under Paragraph 11 (d) hereof) any information relating to formulae, product and packaging information and other related matters, including the Manual and any and all charts, formulas, graphs, memoranda, summaries, data, plans, cost or production data, marketing and promotion strategies, programs, operations, manufacturing, marketing, distribution, products, processes, methods, costs, prices, finances, customers or personnel, trade secrets and any other information, which information comes within Processor's or Company's custody, possession or knowledge or is developed, compiled, prepared or used by Processor or Company in the course of or in connection with its operations under this Agreement (all of which information must have been clearly stamped as "CONFIDENTIAL" by Company or Processor, as the case may be, prior to delivery to the other party hereto and all such information being hereinafter collectively referred to as the "Proprietary Information"). No sheet or page of any information submitted hereunder shall be marked CONFIDENTIAL which is not, in good faith, believed by the Processor or Company, as the case may be, to contain Proprietary Information. Neither Company nor Processor shall have any obligation with respect to oral information received from the other party hereto unless a written summary of such oral communication specifically identifying the items of Proprietary Information is furnished to the party receiving such oral communication within ten (10) days after said oral communication. All trademarks and trade names owned by the Company shall at all times be and remain in the exclusive property of the Company, and this Agreement shall not in any manner constitute a license to Processor to use such trademarks or trade names of the Company, except for any usage of such trademarks or trade names which may be necessary in connection with the packaging of the Products.




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







            (b) The provisions of Paragraph 11 (a) hereof, however, shall not apply to any Proprietary Information which the party receiving it can show
                 (a) is in the public domain at the time of disclosure, (b) has been published in writing and has become, prior to the time of use or disclosure, a part of the public domain other than by reason of any of the receiving party's acts or omissions, (c) has been put in the receiving party's possession or knowledge, prior to the time of its use or disclosure, by any third party (except for any third party, including without limitation officers or employees of the receiving party, acting directly or indirectly for or on its behalf) as a matter or right and without restriction on use or disclosure; provided, however, that to the receiving party's knowledge, at the time of such use or disclosure, the third party did not violate any confidentiality agreement or obligation with the Company by giving this information to the receiving party, (d) was in the receiving party's possession or knowledge, prior to the term of this Agreement and that certain Extract Production Agreement, dated as of May 26, 1989, between Company and Dr Pepper (the "1989 Extract Agreement") and that certain Extract Production Agreement, dated April 6, 1984, between Processor and Del Monte Corporation, as amended, as a matter of right and without restriction on use or disclosure or (e) was required to be disclosed by the receiving party pursuant to law or judicial order.

            (c) At all times following the execution of this Agreement by both parties, all tangible Proprietary Information, including without limitation, all summaries, copies and excerpts of any Proprietary Information, which come into Processor's custody, possession or knowledge or are developed, compiled, prepared or used by Processor in the course of or in connection with its operations under this Agreement, and all tangible property owned by Company and put in Processor's custody or possession by Company in connection with its operations under this Agreement, shall be solely the property of Company and shall be immediately delivered by Processor to Company upon completion or termination of its operations under this Agreement or within ten (10) calendar days following receipt by Processor of Company's written request therefor, whichever first occurs.

            (d) Processor shall restrict the custody, possession, knowledge, development, compilation, preparation and use of the Proprietary Information to its officers and employees who are directly involved in




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






                 the implementation of this Agreement to the extent that they have need of such custody, possession, knowledge, development, compilation, preparation or use in connection with its operations under this Agreement and then only on a confidential basis.

       12.  ADULTERATED/MISBRANDED:  Processor guarantees that no
            ----------------------
  articles of food sold by Processor to the Company will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state food and drug law the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the Federal Act, and that such goods will not be produced or shipped in violation of Sections 404, 301(d) or 505 of said Federal Act; provided that where goods are shipped under the Company's labels, Processor's responsibility for misbranding shall be limited to that which result from failure of the Products to conform to the labels and specifications furnished by the Company. With respect to materials furnished, if any, to the Processor by the Company, the Company hereby guarantees to Processor that each shipment or other delivery of materials made by the Company pursuant to this Agreement, as of the time of delivery to Processor, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state food and drug law the adulteration and misbranding provisions of which are identical with or substantially the same as those found in said Federal Act, and that such goods will not be produced or shipped in violation of Sections 404, 301(d) or 505 of said Federal Act.

       13.  INDEMNIFICATION:    The Company agrees to indemnify the
            ---------------
  Processor against any claim, loss, damage, liability or expense, including without limitation reasonable attorneys' fees and costs of court, for bodily injury, death or property damage where such injury, death or damage is caused by any proprietary information, ingredients, materials, formulae, instructions, standards, programs or policies furnished by the Company to the Processor, or by any act or omission on the part of the Company in violation of this Agreement.

       The Processor agrees to indemnify the Company against any claim, loss, damage, liability or expense, including without limitation reasonable attorneys' fees and costs of court, for bodily injury, death or property damage where such injury, death or damage is caused by any ingredients or materials furnished by the Processor, or by any act or omission on the part of the Processor in violation of this Agreement.

       The Company and the Processor shall maintain insurance to cover their respective liabilities with respect to the indemnities that are provided for in this paragraph to the extent of the applicable insurance coverage. Each party will maintain a commercial general liability policy with limits of no less than $1,000,000 combined single limit for bodily injury and property damage per occurrence with combined single limit of $2,000,000




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






  for bodily injury and property damage combined on an annual aggregate. Upon execution of this Agreement and thereafter upon the request of either party hereto, each party shall furnish to the other evidence of such insurance in the form of a certificate or certificates issued by its respective insurance carrier, which include wording to state that if there is a cancellation or any material change, a 30 day prior notice will be given to the certificate holder. The insurance policy required of each party pursuant to this Section 13 shall name the Processor or Company, as the case may be, as an additional insured as pertains to the respective operations of each party. In addition, each certificate issued by the insurance carrier for either party hereto, as described above, shall indicate the other party is an additional insured on the insurance policy described in such certificate.

       The foregoing indemnifications are conditioned upon the party claiming indemnification, promptly furnishing the other party with written notice of each claim, loss, damage or expense for which indemnity is claimed and permitting the indemnifying party to assume the defense thereof at its sole cost and expense. The party claiming indemnification may participate through its own counsel in the defense of such claim, loss, damage or expense, but only at its sole cost and expense, and, in any event, must reasonably cooperate with the indemnifying party in such defense.

       14.  RECORDS OF AUDIT:   Processor agrees to make and keep
            ----------------
  full and accurate books and records currently updated with respect to production runs, inventories and shipments consistent with the requirements of the Manual, and agrees to report such data in accordance with the Manual. The Company shall be permitted to inspect such books and records and make copies thereof to the extent necessary to verify the amounts due hereunder, as may reasonably be required and as contemplated by the Manual. The Company agrees to make and keep full and accurate books and records currently updated with respect to all of its activities, duties and obligations in connection with this Agreement, and Processor shall be permitted to inspect such books and records and make copies thereof to the extent necessary to verify the amounts due hereunder. Any request to inspect the books and records of Processor or Company, as the case may be, shall be made upon not less than three (3) days advance written notice and shall be performed only during the normal business hours of Processor or Company, as the case may be.

       15.  FORCE MAJEURE:   Neither party shall be liable to the
            -------------
  other for any delay or failure to perform any of its obligations hereunder (except the payment of the manufacturing fee described in Paragraph 5 thereof) which delay or failure to perform is due to fires, storms, floods, earthquakes, acts of God, war, insurrection, riots, interruption or diminution of the availability of electric power, strikes, lockouts or other labor disputes, failure of transportation, equipment, communication or postal service or any other acts beyond the control of said party.

       16.  DEFAULT:   If either party shall default in the
            -------
  performance of this Agreement, and that default shall continue uncorrected for thirty (30) days after written notice thereof has been given to the defaulting party specifying the nature of such default, the other party shall be entitled to terminate this Agreement upon ten (10) days' written notice. Waiver of any default shall not constitute waiver of any subsequent default.

       17.  ASSIGNMENT:   No party may assign or otherwise transfer
            ----------
  this Agreement, or any of its rights and obligations hereunder, or any portion thereof without the prior written approval of the other, nor may a party make or attempt any such assignment or transfer to a successor entity by consolidation or merger (except for a merger of Seven-Up into Dr Pepper or Dr Pepper into Seven-
  Up) or to a corporation which purchases substantially all of the assets, capital stock or other evidence of ownership of such party without the prior written approval of the other party hereto. Either Company or Processor may assign this Agreement to a wholly-owned subsidiary without the prior written consent of the other party hereto, although written notice of any such assignment must be given to the other party hereto within ten
  (10) business days from the effective date of such assignment.

       18.  NOTICES:   All notices given by the parties hereunder
            -------
  shall be in writing and shall be personally delivered or mailed, by registered or certified mail, return receipt requested, addressed to the respective parties at the following addresses:

       To Company:

       Cadbury Beverages Inc.
       6 High Ridge Park
       Stamford, Connecticut  06905-0800
       Attention:  General Counsel

       To Processor:

       Dr Pepper Company
       The Seven-Up Company
       8144 Walnut Hill Lane
       Dallas, Texas  75231-4372
       Attention: General Counsel

  or at such address as either party shall designate in writing to the other. Notices shall be effective when properly delivered or mailed unless otherwise provided for in this Agreement.

       19.  ENTIRE AGREEMENT:   IT IS AGREED THAT NEITHER PARTY HAS
            ----------------
  MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOT EXPLICITLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. This Agreement is the entire agreement between the parties hereto relating to the subject matter hereof, and that as of January 1, 1993 it cancels and supersedes all earlier agreements, written or oral relating to the subject matter




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






  hereof, including without limitation the 1989 Extract Agreement, and that no waiver, modification or change of any of the terms of this Agreement shall be valid unless in writing and signed by both parties hereto.

       20.  SEVERABLE CONDITIONS:   If any condition, term or
            --------------------
  covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

       21.  BINDING AGREEMENT:   This Agreement shall inure to the
            -----------------
  benefit of the parties and their permitted successors and assigns (provided the assignment does not violate the terms hereof) and shall be binding upon the parties, their permitted successors and assigns.

       22.  GOVERNING LAW:   This Agreement shall be governed by
            -------------
  and construed in accordance with the internal laws of the State of New York. Processor and Company agree that proper jurisdiction and proper venue shall lie in the United States District Court sitting in Dallas County, Texas; St. Louis, Missouri, or New Haven, Connecticut, in all actions arising out of this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

  DR PEPPER COMPANY                         CADBURY BEVERAGES INC.

  By: /s/ Ira M. Rosenstein                 By: /s/ Mathew Litobarski
  -------------------------                     -------------------------
  Title: Executive Vice-President           Title: Senior Vice-President
                                                   Technical


  THE SEVEN-UP COMPANY

  By: /s/ Ira M. Rosenstein
  -------------------------
  Title: Executive Vice-President












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